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                                                                    EXHIBIT 10.6
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                            PLY GEM INDUSTRIES, INC.

                       Change in Control Severance Benefit
                             Plan for Key Employees
                                October 30, 2003

         Ply Gem Industries, Inc. (the "Company") desires to assure that it and its subsidiaries (the "Employer") will have the benefit of the continued service and experience of certain of their key employees designated as hereinafter provided ("Employees," or individually, the "Employee") and to assure Employer and the Employee of the continuity of management of the Company and Employer in the event of any change in control of the Company on or before March 31, 2004 and adopts this plan (the "Plan") to provide such assurances.

         1. Designated Employees. Employees entitled to participate in the Plan shall be those designated from time to time by the Board of Directors of the Company.

         2. Change in Control. For purposes of this Plan, a "Change in Control" shall be deemed to have occurred upon the closing on an agreement for the acquisition, merger or consolidation of the Company resulting in all or substantially all of the business and/or assets of the Company being controlled by a corporation or other entity other than Nortek, Inc. or its affiliates.

         4. Severance Benefit. If during a period of 24 months following a Change in Control, either (i) the employment of Employee is terminated by Employer without Cause (as defined below) or (ii) there is a material adverse change in the terms of the employment of Employee which entitles Employee to treat any such change as such a termination as hereinafter provided (either (i) or (ii) being referred to herein as a "Qualifying Termination") Employee shall be entitled to receive severance pay at an annual rate in an amount equal to Employees 2003 base pay plus his estimated/actual 2003 performance incentive bonus (excluding all other bonuses, such as, any "stay" or relocation bonuses), such severance pay to be paid for the 24-month period following such termination in the same manner as Employee's basic salary was paid immediately prior to such termination and to be subject to appropriate tax withholding. Payment of such amount shall be considered severance pay in consideration of past services, services subsequent to Employee's designation under this Plan and continued services during a period while any such Change in Control is pending and thereafter and is not to be reduced by compensation or income received by Employee from any other employment or other source. It is understood and agreed to by Employee that any payments made pursuant to this agreement are not counted as wages or other compensation for purposes of any pension, 401(k) or other benefit plan of Employer.

         For the purpose of this Plan, "Cause" shall mean: (i) the willful and continued failure of Employee to perform substantially Employee's material duties (other than any such failures resulting from or contributed to by, incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board of Directors of the Company and which notice specifically identifies the

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manner in which the Employee has not substantially performed his material duties; or (ii) because of conviction of Employee of a crime involving theft, embezzlement or fraud against Employer or a civil judgment in which Employer is awarded damages from Employee in respect of a claim of loss of funds through fraud or misappropriation by Employee, which in either case has become final and is not subject to further appeal, continued employment of Employee would be demonstrably injurious to Employer.

         In the event of a Qualifying Termination, Employee shall continue for a period of 24 months after termination to be covered at the expense of Employer (reduced by the employee contribution under the plan for active employees) by the same or equivalent medical and dental insurance coverage as he was covered immediately prior to such termination, it being understood that the Employer's obligation during the first 18 months shall be the reimbursement of the Employee's COBRA premium (reduced by the employee contribution for active employees).

         Following a Change in Control, a material adverse change in the terms of employment of Employee by Employer which Employee is entitled to treat as a termination by Employer for purposes of this Plan includes:

                  (a) Without Employee's express written consent, assignment of Employee to any duties inconsistent with his position, duties and responsibilities and status with Employer immediately prior to a Change in Control; or

                  (b) A reduction by the Employer in Employee's base salary as in effect immediately prior to a Change in Control; or

                  (c) Without Employee's express written consent, the Employer's requiring Employee to be based anywhere other than within 50 miles of his office location immediately prior to a Change in Control, except for required travel on the Employer's business to an extent substantially consistent with his business travel obligations immediately prior to a Change in Control; or

                  (d) The taking of any action by the Employer which would deprive Employee of any material employee benefit enjoyed by him immediately prior to a Change in Control except where such change is applicable to all employees participating is such benefit plan; or

                  (e) Any breach by the Company or Employer of any provision of this Plan.

         6. Limited Effect. This Plan, any agreement entered into pursuant hereto and payment of severance benefits hereunder shall not give Employee any right of continued employment, and no right to any compensation or benefits from the Company or Employer except the right specifically stated herein for certain severance pay benefits in the event of a Change in Control at a time when Employee is still employed by Employer and is a designated Employee under this Plan, shall not limit Employer's right to terminate Employee's employment at any time prior to a Change in Control, with or

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without cause, or to terminate Employees designation as an Employee under this
Plan, except as may be otherwise provided in a written employment agreement between Employee and Employer, and shall not confer on Employee any right to severance pay except in the event as specifically provided for herein.

         7. Termination. This Plan and the employee benefits described herein shall terminate on March 31, 2004 provided no Change of Control has occurred prior to that date.

         8. Indemnification. Employer agrees to pay all costs and expenses incurred by Employee in connection with the enforcement of his rights under this Plan and will indemnify and hold harmless Employee from and against any damages, liabilities and expenses (including without limitation fees and expenses of counsel) incurred by Employee in connection with any litigation or threatened litigation, arising out of the making, performance or enforcement of this Plan.

         9. Governing Law. This Plan and agreements made with Employees hereunder shall be governed by the laws of the State of Delaware.